                                                                    EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Universal Truckload Services, Inc. of our report (which includes an explanatory paragraph that indicates that the 2001 and 2002 financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if Universal Truckload Services, Inc. had operated as an unaffiliated company of CenTra, Inc.), dated April 16, 2003, on the financial statements as of December 31, 2002 and for each of the two years in the period then ended, included in Universal Truckload Services Inc.'s prospectus filed on February 11, 2005, pursuant to Rule 424(b) under the Securities and Exchange Act of 1933.

/s/Deloitte & Touche LLP

Detroit, Michigan
March 16, 2005